Column A Subadvisory Agreements

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTMENT SUB ADVISORY AGREEMENT (the “Amendment”) is effective as of April 29, 2014, by and among The Variable Annuity Life Insurance Company (“VALIC”) and The Boston Company Asset Management LLC (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company II (“VC II”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated June 7, 2010 (the “Agreement”), and as amended on December 5, 2011, with respect to the VC II Covered Funds with the Sub-Adviser, as listed on Schedule A thereto.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.

Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended to reflect that the Sub-Adviser shall be paid a fee based on the aggregate assets it manages for the SunAmerica Series Trust – Capital Growth Portfolio. Schedule A is also attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE	THE BOSTON COMPANY ASSET
INSURANCE COMPANY	MANAGEMENT LLC

By: /s/ Kurt Bernlohr	By: /s/ Bart Grenier

Name: Kurt Bernlohr	Name: Bart Grenier

Title: Senior Vice President Strategic Planning	Titile: Chairman, CEO+CIO

Column A Subadvisory Agreements

SCHEDULE A

Effective April 29, 2014

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Large Cap Value Fund	0.250% on the first $250 million
0.225% on the next $250 million
0.200% on over $500 million

Capital Appreciation Fund[1]	0.30% on the first $100 million
0.25% on over $100 million

1 The Sub-Adviser shall be paid a fee based on the aggregate assets it manages for the Capital Appreciation Fund and SunAmerica Series Trust – Capital Growth Portfolio.